Exhibit 99.3

Proposed Acquisition of CNS, Inc. by GlaxoSmithKline PLC

Questions and Answer Fact Sheet

October 9, 2006

Q.	Who is GlaxoSmithKline PLC?

A.

GlaxoSmithKline (GSK) is one of the world’s leading research-based pharmaceutical and healthcare companies, committed to improving the quality of human life by enabling people to do more, feel better and live longer. GlaxoSmithKline Consumer Healthcare, a subsidiary of GSK, is one of the world’s largest over-the-counter consumer healthcare products companies. GlaxoSmithKline Consumer Healthcare’s more than 30 well-known brands include the leading smoking cessation products, NicoDerm® CQ® and Commit®; many medicine cabinet staples, including Abreva®, Aquafresh®, Sensodyne® and Tums®, and nutritional healthcare products such as Lucozade®, Horlicks® and Ribena®. For information about GSK, visit www.gsk.com .

Q.	What are the basic financial terms of the proposed merger?

A.

GSK is offering $37.50 in cash for each outstanding share of CNS common stock and will pay to CNS stock option holders that amount per option share less the option exercise price. This price values the transaction at approximately $566 million (including the value of stock options). The merger consideration will be paid from GSK’s existing financial resources.

The transaction is subject to customary terms and conditions including approval by CNS’ stockholders and antitrust clearance under the Hart-Scott Rodino Act. Additional details of the merger agreement will be disclosed in CNS’ filings with the Securities and Exchange Commission (SEC).

Q.	What is the proposed timing for the transaction?

A.

We anticipate that the transaction will close by early 2007, subject to satisfaction of customary closing conditions including approval by CNS’s stockholders and antitrust clearance under the Hart-Scott-Rodino Act.

Q.	What process do I go through to obtain cash for my shares?

A.	This process will be explained in subsequent communications from CNS to its stockholders.

Q.	When will the proxy statement be filed with the SEC?

A.	The proxy statement will be filed as soon as practicable, but we can’t comment specifically on timing.

Q.	Is the CNS Board of Directors recommending that I vote in favor of the transaction?

A.	Yes. CNS’ Board of Directors unanimously recommends that you vote “for” the proposed merger.

Q.	Did CNS conduct an auction of the company?

A.

CNS, with the assistance of its financial advisor, conducted a review of potential acquirers that led to the proposed merger with GSK.  Additional details of the sale process undertaken by CNS and its Board of Directors will be disclosed in CNS’ proxy statement.

Q.	How many bids did CNS receive?

A.	It would not be appropriate to comment on details of the sales process.

Q.	Was GSK’s bid the highest offer for the company?

A.	It would not be appropriate to comment on details of the sales process. The Board of Directors has unanimously approved the proposed transaction with GSK.

Q.	Does the merger agreement provide for a breakup fee? How much?

A.	Upon the termination of the Merger Agreement under certain specified circumstances, CNS would be required to pay GSK a customary termination fee.

Q.	Do you expect there to be any difficulty in obtaining antitrust clearance?

A.	We expect the transaction to close by early 2007.

Q.	What factors did the CNS Board of Directors consider in making its recommendation to stockholders?

A.

The CNS Board of Directors considered a number of factors in making its unanimous recommendation that CNS stockholders approve the merger, including the receipt of an opinion from Sawaya Segalas & Co., LLC that the merger consideration is fair to CNS stockholders from a financial point of view. Other factors that CNS’ Board of Directors considered will be disclosed in CNS’ proxy statement.

Q.	When will CNS announce its results for the quarter ended September 30, 2006?

A.	We intend to announce results for our second fiscal quarter ended September 30, 2006 on November 2, 2006.

Caution Regarding Forward-Looking Statements

Any statements made regarding the proposed merger transaction between CNS, Inc. and GlaxoSmithKline plc, the expected timetable for completing the transaction, the satisfaction of closing conditions, timing or satisfactory receipt of regulatory or CNS stockholder approvals, future products or market growth, and any other statements regarding CNS’ future expectations, beliefs, goals or prospects are forward-looking statements which are subject to risks and uncertainties. For a more complete list and description of such risks and uncertainties, refer to CNS’ Annual Report on Form 10-K for the year ended March 31, 2006 and Quarterly Report on Form 10-Q for the period ended June 30, 2006, as well as other filings by CNS with the Securities and Exchange Commission (the “SEC”). Actual results may differ materially from those contained in the forward-looking statements in this document. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. CNS undertakes no obligation and does not intend to update any forward-looking statements after the dated of this document, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Important Merger Information

In connection with the proposed acquisition by GlaxoSmithKline plc, the Company will file a proxy statement with the SEC. Stockholders and investors are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the Company. Investors may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s web site at www.sec.gov . Free copies of the proxy statement, once available, and the Company’s other filings with the SEC, may also be obtained from the Company at www.cns.com by clicking on the “Investors” tab and then following the link at “Financial Information” to “SEC Filings.” Free copies of the Company’s filings may be obtained by directing a written request to CNS, Inc., 7615 Smetana Lane, Eden Prairie, Minnesota 55344, Attention: Samuel E. Reinkensmeyer or by telephone at 952-229-1510.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. Information about the Company’s directors and executive officers may be found in the Company’s definitive proxy statement filed with the SEC on July 7, 2006. These documents will be available free of charge once available at the SEC’s web site at www.sec.gov or by directing a request to the Company as described above.